Share Exchange Agreement

BETWEEN

Intelspec International, Inc.

AND

Power Track Projects, FZE

AND

Marena Industries, Ltd.

AND

the Shareholders of Marena Industries, Ltd.

DATED

September 2, 2008

EXHIBIT 10.4

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”), is entered into as of September 2, 2008, by and between Intelspec International, Inc., a Nevada corporation (the “Company”), Power Track Projects, FZE, a Fujeirah Free Zone Establishment (“Power Track”), Power Track’s parent company which is Marena Industries, Ltd., an English private company limited by shares (“Marena”), and the shareholders of Marena (the “Shareholders”);

WITNESSETH:

WHEREAS, Marena owns fifty (50) no par value shares in Power Track, which shares constitute 100% of the issued and outstanding shares and 100% of the ownership of Power Track (the “Power Track Shares”); and

WHEREAS, the Company desires to acquire from Marena, and Marena desires to transfer to the Company, all of the Power Track Shares in exchange for fourteen million (14,000,000) shares of $0.001 par value common stock of the Company (the “Company Shares”) to be distributed pro rata by the Company to the Shareholders; and

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1	Defined Terms. Unless otherwise specifically defined in this Agreement or the context otherwise requires, capitalized terms used in this Agreement shall have the following meanings:

1.1.1

“Affiliate” or “Affiliated” means, in relation to any party, any company or other commercial entity or person which directly or indirectly controls, is controlled by or is under common control with such party or any of such party’s directors, supervisors or management personnel.

1.1.2

“Agreement” means this agreement, the recitals hereto and all Exhibits and Schedules attached to this Agreement, in each case, as they may be amended or supplemented from time to time, and the expressions “hereof”, “herein”, “hereto” , “hereunder”, “hereby”, and similar expressions, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; and unless otherwise indicated, references to sections and subsections are to sections and subsections in this Agreement.

1.1.3	“Applicable Law” means any domestic or foreign statute, law, ordinance, regulation, by-law or order that applies to the Company, Power Track , Marena or the Shareholders.

1.1.4

“Assets” means all of the properties, rights and assets of Power Track including, without limitation, Inventory, cash and cash equivalents, all investments, accounts receivable, Goodwill, Lands, Fixed Plant and Equipment, Personal Property and Material Contract s.

1.1.5	“Business” means the business of project management in the following areas:

EXHIBIT 10.4

•	civil construction and engineering

•	earth moving and mining

•	oilfield infrastructure

•	forward camp, base and communications infrastructure for public and private entities

•	U.S. military and government construction, removal, disposals and other projects

•	private entity removal, disposals and demobilizations

•	environmental remediation

1.1.6	“Business Day” means any day other than a Saturday, a Sunday or a day on which chartered banks in the United States of America are authorized or obligated by law to close.

1.1.7	“Company Shares” means fourteen million (14,000,000) shares of $0.001 par value common stock of the Company.

1.1.8	“Closing” has the meaning set forth in subsection 2.5.

1.1.9	“Employees” means all persons engaged in the Business or by the Company including employees, employees on leave, contract employees and owner-operators, if any.

1.1.10

“Encumbrance” means any encumbrance of any kind whatever and includes, without limitation, any adverse claim, security interest, mortgage, lien, hypothecation, pledge, assignment, charge, trust or deemed trust (whether contractual, statutory or otherwise arising), or any other right, option or claim of others affecting the Assets, and any covenant or other agreement, restriction or limitation on the transfer of the Assets.

1.1.11

“Environmental Laws” includes all applicable laws, statutes, regulations, by-laws, rules and Orders of any Governmental Authority where Power Track has carried on business and the common law, relating, in whole or in part, to the environment, and includes those laws relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, release or disposal of any Hazardous Substance.

1.1.12

“Environmental Permits” includes all certificates, approvals, consents, authorizations, registrations, and licenses issued, granted, conferred, created or required by any Governmental Authority pursuant to any Environmental Laws.

1.1.13	“Facilities” means any offices and other bu ildings used in the Business.

1.1.14

“Financial Statements” means the audited financial statements of Power Track for the periods ending December 31, 2007 and the interim financial statements of Power Track for the six month period ended June 30, 2008, consisting of a balance sheet, income statements, statements of operations and notes, copies of which are attached hereto as Exhibit A.

1.1.15	“Fixed Plant and Equipment” means all plant, machinery and equipment situated on the Lands, if any.

EXHIBIT 10.4

1.1.16

“Governmental Authority” includes any domestic or foreign government whether state, federal, provincial, or municipal and any governmental agency, governmental authority, governmental tribunal or governmental commission of any kind whatsoever.

1.1.17	“Goodwill” means:

1.1.17.1	all customer lists, contracts, files, records and outstanding quotations;

1.1.17.2	all trade marks (registered or not), trade names, designs, URL and domain names, logos, industrial design applications and copyrights (registered or not) used in the Business;

1.1.17.3	all trade secrets and confidential information of Power Track in relation to the Business;

1.1.17.4	all know-how of the Business including:

1.1.17.4.1	all information of a scientific or technical nature whether in oral, written, graphic, machine readable, electronic or physical form; and

1.1.17.4.2

all patterns, plans, designs, research data, research plans, trade secrets and other proprietary know-how, processes, formulas, drawings, technology, blue prints, flow sheets, equipment and parts lists, instructions, manuals, records and procedures.

1.1.18

“Hazardous Substance” means any hazardous waste, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good or contaminant as defined or identified in any Environmental Law.

1.1.19	“Inventory” means all inventories of products relating to the Business, all supplies, and equipment relating thereto.

1.1.20

“Loss” means any and all loss, liability, damage, cost or expense actually suffered or incurred by a party resulting from the subject matter of any claim, including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise relating thereto (including legal fees on a solicitor’s and his own client basis), net of any tax savings arising as a result of expensing the same, less the amount of any judgment awarded as a result of any counterclaim or set-off relating to that claim.

1.1.21	“Material Contracts” means those agreements listed in Exhibit B hereto.

1.1.22

“Order” means any order, judgment, injunction, decree, award or writ of any court, tribunal, arbitrator, Governmental Authority, or other person who is authorized to make legally binding determinations.

1.1.23

“Permits” means all permits, licenses, authorizations, agreements or understandings relating to the Business and issued by any Governmental Authority, or to which any Governmental Authority is a party, including, without limitation, the Environmental Permits.

EXHIBIT 10.4

1.1.24

“Personal Property” means all of the equipment, vehicles, machinery, furniture, chattels and other tangible personal property used in the Business as at the Closing and any and all operating manuals, warranty information or other documentation relating thereto.

1.1.25

“Pollution” means any type of environmental damage or contamination which contravenes any Environmental Law, including, without limiting the generality of the foregoing, damage to or contamination by any substance, waste, or goods including, without limiting the generality of the foregoing, any Hazardous Substance.

1.1.26	“Shareholders” are the shareholders of Marena, detailed in Exhibit C hereto.

1.1.27	“Taxes” means all taxes and similar governmental charges, including:

1.1.27.1

state, federal, provincial, municipal and local, foreign or other income, franchise, capital, real property, personal property, withholding, payroll, employer health, transfer, sales, use, excise, goods and services, consumption, countervail and value added taxes, all other taxes of any kind relating to Power Track, or the Business and imposed by any Governmental Authority, whether disputed or not; and

1.1.27.2	assessments, charges, duties, fees, imposts, levies or other governmental charges and interest, penalties or additions associated therewith.

1.1.28

“Tax Returns” means all reports, returns and other documents filed or required to be filed by Power Track in relation to the Business in respect of Taxes or in respect of or pursuant to any domestic or foreign federal, provincial, state, municipal, territorial or other taxing statute.

1.2	Number and Gender. The terms defined in the singular shall have a comparable meaning when used in the plural and vice versa, and words importing gender include all genders.

1.3	Currency. Unless specified, all references to currency in this Agreement shall mean United States dollars.

1.4

Exhibits. References herein to Exhibits are to the disclosures pertinent to this Agreement. Any item that is disclosed in a representation or warranty or in the Exhibits shall be deemed disclosed for all purposes and for every representation and warranty. The following Exhibits are attached hereto and form part of this Agreement:

          Exhibits     Description

          A          Financial Statements of Power Track

          B          Material Contracts of Power Track
          C          Shareholders of Power Track

          Schedules     Description

          3.1.8          Encumbered Assets of Power Track
          3.1.15          Employees of Power Track

          3.2.13          Employees of the Company

EXHIBIT 10.4

1.5     Section Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

ARTICLE II

EXCHANGE OF SHARES

2.1

Exchange. Upon and subject to the terms of this Agreement, the Company hereby agrees to issue and deliver the Company Shares, which consist of approximately fourteen million (14,000,000) shares of common stock to the Shareholders on a pro rata basis, in exchange for the Shareholders agreement to assign, transfer and set over one hundred percent (100%) of the Power Track Shares, which consist of fifty (50) shares, to the Company at the Closing.

2.2

Fractional Shares. The Company shall not issue fractional Company Shares in exchange for the Power Track Shares, rather the Company will round fractional shares, if any, up to the next whole Company Share.

2.3	Share Valuation Price. The valuation of the Power Track Shares shall be deemed equivalent to the valuation of the Company Shares.

2.4	Tax Free. The exchange of Power Track Shares for Company Shares will be deemed by the parties to be a tax free exchange.

2.5	Closing. The closing of the transaction contemplated hereby shall take place on or before October 31, 2008 (the “Closing”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1

Marena and Power Track. Marena and Power Track make the representations and warranties set out hereto to the Company, recognizing that the Company is relying on such representations and warranties in entering into the transactions contemplated by this Agreement. All due diligence searches, investigations or inspections by the Company, up to the Closing, are without prejudice to the Company’s right to rely upon the representations and warranties of Marena and Power Track in entering into the transactions contemplated by this Agreement. Marena and Power Track, jointly and severally, make these representations and warranties set out hereto to the Company:

3.1.1

Formation and Qualification. Power Track is duly formed establishment which is organized and validly subsisting under the laws of the Fujeirah Free Zone Establishment. Power Track is duly registered, licensed or qualified to carry on the Business in the jurisdictions in which the nature of the Business i s now being conducted by it or the property owned or leased by it makes such registration, licensing or qualification unnecessary.

EXHIBIT 10.4

3.1.2

Authority, Consents and Approvals. Power Track and Marena have all requisite power and authority to enter into this Agreement and to perform the transactions contemplated by this Agreement, subject to Shareholder approval. This Agreement has been duly authorized, executed and delivered by Power Track and Marena and constitutes a legal, valid and binding obligation of Power Track and Marena enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except for obtaining Shareholder approval, no other proceedings on the part of Power Track and Marena are necessary to authorize the entering into of this Agreement and the consummation of the transactions contemplated hereby. Subject to receiving Shareholder approval, the execution, delivery and performance of this Agreement and the agreements contemplated herein will not require Power Track or Marena to obtain any consent, waiver, authorization or approval of, or make any prior filing with or give notice to, any person, except for such consents, waivers, authorizations or approvals which relate to Shareholder approval or which the failure to obtain or provide same would not be reasonably likely to have a material adverse effect on the Business, except for any such consents, waivers, authorizations or approvals which relate to Shareholder approval.

3.1.3

Capitalization of Power Track. The Power Track Shares are the only issued and outstanding shares of Power Track. The Power Track Shares are duly authorized, validly issued, fully paid and non-assessable and are owned of record and beneficially by Marena . Marena has good and valid title to the Power Track Shares, free and clear of all Encumbrances. There are no outstanding options, warrants or rights to purchase or acquire, or securities convertible into or exchangeable for, any shares or other securities in the capital of Power Track, and there are no other contracts, commitments, agreements, understandings, arrangements or restrictions which require Power Track to issue, sell or deliver any of its respective shares or other securities. The Power Track Shares bear no restriction on transfer that would prohibit conveyance to the Company.

3.1.4

Corporate Records. All transactions of Power Track have been promptly and properly recorded or filed in or with its respective books and records, and the minute books contain complete and accurate records of the meetings and proceedings thereof.

3.1.5	Power Track Manager. The manager of Power Track is Chris Bettinson.

3.1.6

Liabilities. Power Track has no material liabilities of any kind whatsoever, contingent or non-contingent, other than those reported in the Financial Statements and those incurred in the ordinary course of business, including, without limitation, commercial real estate leases, utilities, telephone, and legal services.

3.1.7

Liabilities at Closing. Except as may otherwise be set forth in Section 3.1.6 above, the value of all liabilities of Power Track , including any exposure under any guarantees, as at the Closing, shall not be in excess of those normally incurred and paid in the ordinary course of business.

EXHIBIT 10.4

3.1.8

Assets. Power Track has good and marketable, legal and beneficial title to all of the property comprising the Assets, free and clear of all Encumbrances except as disclosed in Schedule 3.1.8 hereto . The Assets constitute all of the property, rights and other assets used by Power Track, or which are necessary or desirable to conduct the Business as conducted prior to the date hereof. Without limiting the generality of the foregoing, no Personal Property or Fixed Plant and Equipment is leased or otherwise used in the Business subject to any agreement with any third party except as disclosed in Schedule 3.1.8 hereto.

3.1.9

Corporate Records and Financial Statements. All material transactions relating to the Business have been promptly and properly recorded or filed in or with Power Track’s books and records. The minute books of Power Track contain complete and accurate records of the meetings and proceedings thereof. The Financial Statements for the period ending December 31, 2007 (audited) and June 30, 2008 (un-audited) (copies of which are attached hereto as Exhibit A), fairly and accurately present the financial condition of the Business as at such dates.

3.1.10

Environmental Compliance. Except in compliance with Environmental Laws, to the knowledge of Power Track and Marena, Power Track has not caused or permitted, and Power Track and Marena have no knowledge of, any material release or disposal by any person of any Hazardous Substance on or from any premises formerly or presently used in the Business. All Hazardous Substances generated, handled, stored, treated, processed, transported or disposed of in the course of the Business have been generated, handled, stored, treated, processed, transported or disposed of in all material respects, in compliance with applicable Environmental Laws and the Environmental Permits.

3.1.11	Payment of Taxes. Power Track has paid all Taxes due and payable in relation to the Business and has paid all assessments that Power Track has received in respect of Taxes.

3.1.12

Reassessments. No reassessments of Taxes have been issued against Power Track in relation to the Business nor is Marena or Power Track aware of any pending or threatened assessment or reassessment for Taxes. Power Track has not executed or filed with any Governmental Authority any agreement extending the period for assessment, reassessment or collection of any Taxes.

3.1.13

Withholdings. Power Track has withheld from each payment made to any of the Employees of the Business or former Employees, officers and directors, and to all other persons, all amounts required by law and will continue to do so until the Closing and has remitted or will remit, such withheld amounts within the prescribed periods to the appropriate Governmental Authority. Power Track has charged and collected and has remitted or will remit on a timely basis all Taxes as required by Applicable Law on any sale, supply or delivery whatsoever, made in relation to the Business.

EXHIBIT 10.4

3.1.14

Contracts. Power Track is not a party to, or bound by, any material contract, agreement or commitment of any kind in relation to the Business other than this Agreement and the Material Contracts (attached hereto as Exhibit B). The Material Contracts are in full force and effect. There is not any pending or, to the knowledge of Power Track or Marena, threatened cancellation, existing default, or event under any of the Material Contracts which, after notice or lapse of time, or both, would constitute a default under any of the Material Contracts. Except as set forth on Exhibit B, all of the Material Contracts are terminable on reasonable notice as required by Applicable Law if termination is not expressly provided for, or sixty (60) days notice or less if a time period prior to termination is provided. All quotations and price lists provided and outstanding to customers of the Business up to the Closing contain normal business terms for the Business and have been provided in the ordinary course of the Business.

3.1.15

Employees. Complete and accurate particulars of the Employees pertaining to the date of hire of such Employees and their annual remuneration and the names of those on long term disability, workers’ compensation or leave of absence (if any) will be provided to the Company upon request. Power Track does not have any written employment agreements relating to any of the Employees, except as disclosed in Schedule 3.1.15 hereto.

3.1.16

Collective/Employment Agreements. None of the Employees is employed under a contract which cannot be terminated by Power Track, with or without notice, including those Employees who are employed on indefinite hire requiring reasonable notice of termination by Applicable Law. Power Track is not a party, either directly or by operation of law, to any collective bargaining agreement. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Employees of the Business by way of certification, interim certification, voluntary recognition, or successor rights. There are no threatened or pending union organizing activities involving the Employees and there are no threatened labor disputes or work stoppages relating to, or connected with, the Business.

3.1.17

Occupational Health and Safety. There are no outstanding inspection orders or charges or any other Orders made against Power Track or the Business. Power Track is in compliance with all occupational health and safety rules and regulations in all material respects in relation to the Business and there are no outstanding violations of such rules and regulations.

3.1.18

Insurance. The Assets are insured by reputable insurers against liability, loss and damage in such amounts and against such risks as is prudent for the Business, and such insurance coverage will be continued in full force and effect up to and including the Closing. All insurance policies relating to the Business are in full force and effect and Power Track is not in default with respect to any of the provisions contained in any such insurance policy. Power Track is not aware of any events or occurrences that could reasonably form the basis for a claim under Power Track’s policies of insurance.

3.1.19	Permits. Power Track is in possession of and is in compliance with all Permits required by any Governmental Authority which are necessary to conduct the Business.

3.1.20

Absence of Legal Conflicts. The execution and delivery of this Agreement by Power Track and Marena does not, and the performance of this Agreement by such parties of the transactions contemplated by this Agreement will not:

EXHIBIT 10.4

3.1.20.1	conflict with or violate the constituent documents of Power Track or Marena, or any resolution of the directors or shareholders thereof;

3.1.20.2	conflict with or violate any Applicable Law; or

3.1.20.3

result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Marena or Power Track are a party in relation to the Business or by which the Business or the Assets is bound or affected, which, in any such case, would prohibit or delay such parties’ ability to perform their respective obligations under this Agreement.

3.1.21

Litigation. There are no claims, actions, proceedings, suits, investigations or reviews pending or, to the knowledge Power Track or Marena, threatened against Power Track or Marena or otherwise in relation to the Business or the Assets or the Power Track Shares, before or by any Governmental Authority or court.

3.1.22	Conduct of Business - Changes. Since June 30, 2008:

3.1.22.1	Power Track has conducted the Business in the ordinary course, using reasonable efforts to preserve the Business;

3.1.22.2	there has not been any material adverse change in the Assets, affairs or financial condition of the Business;

3.1.22.3	Power Track has not:

3.1.22.3.1	increased the compensation paid or payable to any of the Employees or increased the benefits to which the Employees are entitled or provided any new benefits for any such employees; or

3.1.22.3.2	modified, amended or terminated any contract to which it is or was a party in relation to the Business, except in the ordinary course of business with a view to the best interests of the Business.

3.1.23	Copies of Documents etc. True and complete copies of the documents and agreements listed in the Exhibits and Schedules hereto have been made available to the Company and its counsel for review.

3.1.24

Investment Intent. The Shareholders are acquiring the Company Shares for investment purposes only and not with a view to or for resale or distribution and will not resell or otherwise transfer or dispose of the Company Shares except in accordance with the provisions of all Applicable Laws.

EXHIBIT 10.4

3.2

Company. The Company makes the representations and warranties set out hereto to Marena and Power Track, recognizing that Marena and Power Track are relying on such representations and warranties in entering into the transactions contemplated by this Agreement. All due diligence searches, investigations or inspections by Marena and Power Track, up to the Closing, are wi thout prejudice to Marena’s and Power Track’s right to rely upon the representations and warranties of the Company in entering into the transactions contemplated by this Agreement.

3.2.1

Incorporation and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is duly qualified as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on the Company.

3.2.2

Authority, Consents and Approvals. The Company has the corporate power and authority to enter into this Agreement and to perform the transactions contemplated by this Agreement, subject to shareholder approval. This Agreement has been duly authorized, executed and delivered by the Company’s board of directors and, subject to shareholder approval, constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except for obtaining shareholder approval, no other proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the agreements contemplated herein will not require the Company to obtain any other consent, waiver, authorization or approval of, or make any filing with or give prior notice to, any person, except for any such consents, waivers, authorizations or approvals which relate to shareholder approval.

3.2.3

Capitalization of the Company. The authorized capital of the Company consists of seventy million (70,000,000) common shares par value $0.001, of which two hundred and ten thousand (210,000) common shares are issued and outstanding, and five million (5,000,000) preferred share par value $0.001, of which zero (0) preferred shares are issued and outstanding (the “Outstanding Shares”). The Outstanding Shares are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding options, warrants or rights to purchase or acquire, or securities convertible into or exchangeable for, any shares or other securities in the capital of the Company, and there are no other contracts, commitments, agreements, understandings, arrangements or restrictions which require the Company to issue, sell or deliver any of its respective shares or other securities , other than (i) one hundred and forty five thousand (145,000) options to purchase shares of the Company’s common stock at $0.40 subject to certain vesting qualifications, and (ii) seven hundred thousand (700,000) shares to be issued as a finder’s fee on Closing in connection with this Agreement. The Company’s Shares bear no restriction on transfer that would prohibit conveyance to the Shareholders.

3.2.4

Corporate Records. All transactions of the Company have been promptly and properly recorded or filed in or with its respective books and records, and the minute books contain complete and accurate records of the meetings and proceedings of stockholders and directors thereof.

EXHIBIT 10.4

3.2.5	Company Directors. The officers and directors of the Company are as follows:

Directors               Officers

Shawn Teigen               Thomas Morgan, President, Chief Executive Officer,                         Chief Financial Officer and Secretary

3.2.6

Liabilities. The Company has no material liabilities of any kind whatsoever, contingent or non-contingent, other than those incurred in the ordinary course of business, including, without limitation, commercial real estate leases, utilities, telephone, and legal services.

3.2.7

Liabilities at Closing. Except as may otherwise be set forth in Section 3.2.6 above, the value of all liabilities of the Company, including any exposure under any gu arantees, as at the Closing, shall not be in excess of those normally incurred and paid by the Company in the ordinary course of business.

3.2.8

Assets. The Company has good and marketable, legal and beneficial title to all of the property comprising its assets, free and clear of all Encumbrances. Such assets constitute all of the property, rights and other assets used by the Company, or which are necessary or desirable to conduct the Company’s business as conducted prior to the date hereof.

3.2.9

Corporate Records. All material transactions relating to the Company’s business have been promptly and properly recorded or filed in or with the Company’s books and records. The minute books of the Company contain complete and accurate records of the meetings and proceedings of stockholders and directors thereof.

3.2.10	Payment of Taxes. The Company has paid all Taxes due and payable in relation to the Company’s business and has paid all assessments that the Company has received in respect of Taxes.

3.2.11

Reassessments. No reassessments of Taxes have been issued against the Company in relation to the Company’s Business nor is the Company aware of any pending or threatened assessment or reassessment for Taxes. The Company has not executed or filed with any Governmental Authority any agreement extending the period for assessment, reassessment or collection of any Taxes.

3.2.12

Contracts. The Company is not a party to, or bound by, any material contract, agreement or commitment of any kind in relation to its business other than this Agreement and the Securities Purchase Agreement , which agreements are in full force and effect.

3.2.13

Employees. Complete and accurate particulars of the Employees pertaining to the date of hire of such Employees and their annual remuneration and the names of those on long term disability, workers’ compensation or leave of absence (if any) will be provided to Marena upon request. The Company does not have any written employment agreements relating to any of its Employees, except as disclosed in Schedule 3.2.13 hereto.

EXHIBIT 10.4

3.2.14

Occupational Health and Safety. There are no outstanding inspection orders or charges or any other Orders made against the Company or its business. The Company is in compliance with all occupational health and safety rules and regulations in all material respects in relation to its business and there are no outstanding violations of such rules and regulations.

3.2.15	Insurance. The Company carries no insurance related to its business or assets.

3.2.16	Permits. The Company is in possession of and is in compliance with all Permits required by any Governmental Authority that are necessary to conduct the Company’s business.

3.2.17

Absence of Legal Conflict. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation by it of the transactions contemplated by this Agreement will not:

3.2.17.1	conflict with or violate the constituent documents of the Company;

3.2.17.2	conflict with or violate any Applicable Law; or

3.2.17.3

result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company is bound or affected, which, in any such case, would prohibit or delay the Company's ability to perform its obligations under this Agreement.

3.2.18

Litigation. There are no claims, actions, proceedings, suits, investigations or reviews pending or, to the knowledge of the Company’s director, threatened against the Company or otherwise in relation to the Company or its assets or the Outstanding Shares, before or by any Governmental Authority or court.

3.2.19	Copies of Documents etc. True and complete copies of the documents and agreements listed in the Exhibits and Schedules hereto have been made available to Power Track and its counsel for review.

3.2.20

Investment Intent. The Company is acquiring the Power Track Shares for investment purposes only and not with a view to or for resale or distribution and will not resell or otherwise transfer or dispose of the Power Track Shares except in accordance with the provisions of all Applicable Laws.

ARTICLE IV
CLOSING

4.1.     Marena’s Deliveries at Closing. At the Closing or as soon as practicable thereafter Marena will deliver or will cause the Shareholders to deliver to the Company the following:

4.1.1     Share certificates representing the Power Track Shares to be delivered to the Company;

EXHIBIT 10.4

4.1.2      Any consents required to transfer the Power Track Shares to the Company;

4.1.3     A certified copy of the resolution of the directors of Marena authorizing the execution and delivery of this Agreement and all documents to be executed and delivered by Marena at Closing;

4.1.4      All discharges and notices of discharge, estoppel letters, pay-out letters or similar discharging documentation, in registrable form if required, which are necessary or desirable to effect or evince the discharge of any Encumbrances, all of which are satisfactory in form and content to the Company, acting reasonably;

4.1.5     A certificate jointly signed by Marena and Power Track certifying that at and as of the Closing, the representations and warranties contained in this Agreement are true and correct as if made at the Closing and that all covenants, agreements and conditions required by this Agreement to be performed or complied with by Marena or Power Track prior to or at the Closing have been performed and complied with; and

4.1.6      Such other documents, certificates, instruments and agreements as are required or contemplated to be delivered by Marena, Power Track or the Shareholders pursuant to this Agreement.

4.2     The Company’s Deliveries at Closing. At the Closing or as soon as practicable thereafter, the Company shall deliver to the Shareholders and Marena, as applicable:

4.2.1     Share certificates representing the Company Shares, issued to the Shareholders on a pro rata basis to be delivered to the Shareholders;

4.2.2     A certified copy of resolutions of the board of directors of the Company authorizing:

4.2.2.1     the exchange of shares by the Company;

4.2.2.2     the execution and delivery of this Agreement and all documents to be executed and delivered by the Company at Closing;

4.2.2.3     the appointment of Thomas Morgan and Digamber Naswa to the board of directors of the Company, effective as of Closing;

4.2.3     A certificate of an officer of the Company, dated as of the Closing, certifying on behalf of the Company that at and as of the Closing the representations and warranties of the Company contained in this Agreement are true and correct as if made at the Closing and that all covenants, agreements and conditions required by this Agreement to be performed or complied with by the Company prior to or at the Closing have been performed and complied with, except as otherwise specifically disclosed to Marena by notice in writing; and

4.2.4     Such other documents, certificates, instruments and agreements as are required or contemplated to be delivered by the Company pursuant to this Agreement.

EXHIBIT 10.4

ARTICLE V
CONDITIONS PRECEDENT TO CLOSING

5.1     Conditions Precedent to Obligations of the Company. The obligations of the Company under this Agreement to consummate the Closing contemplated hereby shall be subject to the satisfaction, or the waiver of the Company, on or before the Closing, of the following conditions:

     5.1.1     Representations and Warranties True. The representations and warranties of Power Track and Marena shall be in all material respects true and accurate as of the date when made, and, except as to representations and warranties which are expressly limited to a state of facts existing at a time prior to the Closing, shall be in all material respects true and accurate at and as of the Closing.

5.1.2     Performance of Covenants. Power Track and Marena shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or as of the Closing.

5.1.3     No Governmental or Other Proceeding or Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits any transaction contemplated hereby; and no suit, action, other than the exercise of dissenters' rights, investigation, inquiry or proceeding by any governmental body or other person or entity shall be pending or threatened against Power Track or Marena or any of the Shareholders which challenges the validity or legality, or seeks to restrain the consummation, of the transactions contemplated hereby.

5.1.4     Closing Documentation. The Company shall have received the documents identified in Section 4.1 and such additional documentation at the Closing as the Company and its counsel may reasonably require to evidence compliance by Power Track, Marena and the Shareholders with all of their obligations under this Agreement.

5.2     Conditions Precedent to Obligations of Power Track and Marena. The obligations of Power Track, Marena and the Shareholders under this Agreement to consummate the Closing contemplated hereby shall be subject to the satisfaction, or to the waiver by Power Track, Marena and the Shareholders, on or before the Closing, of the following conditions:

     5.2.1     Representations and Warranties True. The representations and warranties of the Company shall be in all material respects true and accurate as of the date when made, and, except as to representations and warranties which are expressly limited to a state of facts existing at a time prior to the Closing, shall be in all material respects true and accurate at and as of the Closing.

     5.2.2     Performance of Covenants. The Company shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or as of the Closing.

     5.2.3     No Governmental or Other Proceeding or Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits any transaction contemplated hereby; and no suit, action, other than the exercise of dissenters' rights, investigation, inquiry or proceeding by any governmental body or other person or entity shall be pending or threatened against the Company which challenges the validity or legality, or seeks to restrain the consummation, of the transactions contemplated hereby.

EXHIBIT 10.4

5.2.4     Closing Documentation. Power Track and Marena shall have received the documents identified in Section 4.2 and such additional documentation at the Closing as Power Track, Marena, the Shareholders and their respective counsel may reasonably require to evidence the Company’s compliance with all of its obligations under this Agreement.

ARTICLE VI
INDEMNIFICATION

6.1      Indemnity of Power Track and Marena. The Company agrees to defend, indemnify and hold harmless Power Track and Marena from and against, and to reimburse Power Track and Marena with respect to any Loss (“Power Track or Marena Losses”), asserted against or incurred by Power Track or Marena by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement made by the Company or in any document or certificate delivered by the Company pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby. Notwithstanding the foregoing provisions of this Section 6.1, no claim for indemnification shall be made by Power Track or Marena against the Company unless and until the aggregate Power Track or Marena Losses shall exceed $25,000.

6.2      Indemnity of the Company. Power Track and Marena, jointly and severally, agree to defend, indemnify and hold harmless the Company from and against, and to reimburse the Company with respect to any Loss (“Company Losses”), asserted against or incurred the Company by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement and made by Power Track or Marena, or in any document or certificate delivered by Power Track or Marena, pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby; provided, however, that Power Track or Marena shall only be required to defend, indemnify and hold harmless the Company for the representations and warranties made by Power Track or Marena. Notwithstanding the foregoing provisions of this Section 6.2, no claim for indemnification shall be made by Company against Power Track or Marena unless and until the aggregate Company Losses shall exceed $25,000.

6.3      Indemnification Procedure. A party (an “Indemnified Party”) seeking indemnification shall give prompt notice to the other party (the “Indemnifying Party”) of any claim for indemnification arising under this Article VI. The Indemnifying Party shall have the right to assume and to control the defense of any such claim with counsel reasonably acceptable to such Indemnified Party, at the Indemnifying Party's own cost and expense, including the cost and expense of reasonable attorneys' fees and disbursements in connection with such defense, in which event the Indemnifying Party shall not be obligated to pay the fees and disbursements of separate counsel for such in such action. In the event, however, that such Indemnified Party's legal counsel shall determine that defenses may be available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, in that there could reasonably be expected to be a conflict of interest if such Indemnifying Party and the Indemnified Party have common counsel in any such proceeding, or if the Indemnified Party has not assumed the defense of the action or proceedings, then such Indemnifying Party may employ separate counsel to represent or defend such Indemnified Party, and the Indemnifying Party shall pay the reasonable fees and disbursements of counsel for such Indemnified Party. No settlement of any such claim or payment in connection with any such settlement shall be made without the prior written consent of the Indemnifying Party which consent shall not be unreasonably withheld.

EXHIBIT 10.4

ARTICLE VII

JOINT AND SEVERAL OBLIGATIONS

7.1     Marena acknowledges and agrees that the Company is entering into this Agreement in reliance upon the personal covenants of Marena, Power Track and the Shareholders and, accordingly, all covenants, representations and warranties provided by Marena, Power Track and the Shareholders in this Agreement are provided on a joint and several basis as between Marena, Power Track and the Shareholders with the intent and effect that Marena, Power Track and the Shareholders shall be jointly and severally bound thereby, and responsible therefor, up to the Closing. However, after the Closing, while Marena, Power Track and the Shareholders shall remain jointly and severally liable for the breach of any representations, warranties or covenants under this Agreement made by any of Marena, Power Track and the Shareholders, Marena and the Shareholders will have no right of contribution from Power Track in relation thereto. Marena and the Shareholders agree with the Company that each shall perform, each and every covenant, agreement and obligation of Marena, Power Track and the Shareholders in this Agreement, and that Marena, Power Track and the Shareholders shall be bound by all such covenants, agreements and obligations as if they were providing such covenants and agreements, and assuming such obligations, personally.

ARTICLE VIII

MISCELLANEOUS

8.1.      Amendment and Modification; Waiver. This Agreement may only be amended or modified in writing, signed by all of the parties hereto. No waiver in writing of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

8.2.      Further Assurances. The parties will execute and deliver such further documents and do such further and other things as may be necessary to carry out and give effect to the intent of this Agreement and the transactions contemplated hereby.

8.3.      Expenses. Except as otherwise expressly provided in this Agreement and whether or not the transactions contemplated by this Agreement are completed, the parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.

8.4.      Public Disclosure. The parties agree that, except as may be required to comply with the requirements of Applicable Laws, the parties shall keep the terms of this Agreement, and the agreements entered into in relation hereto, confidential.

8.5.      Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld.

EXHIBIT 10.4

8.6.      Parties in Interest. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors, heirs or other personal legal representatives and permitted assigns. Except as expressly provided in this Agreement, nothing in this Agreement is intended to confer upon any person other than the Company, Power Track and Marena or their respective successors, heirs or other personal legal representatives or permitted assigns, any rights or remedies under or by reason of this Agreement.

8.7.      Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original by the parties executing such counterpart, but all of which shall be considered one and the same instrument. A signed facsimile copy of this Agreement shall be effectual and valid proof of execution and delivery.

8.8.      Performance on Holidays. If any action is required to be taken pursuant to this Agreement on or by a specified date which is not a Business Day, then such action shall be valid if taken on or by the next succeeding Business Day.

8.9      Notice. All communications, notices, requests, consents or demands given or required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to, or received by prepaid registered or certified mail or recognized overnight courier addressed to, or upon receipt of a facsimile sent to, the party for whom intended, as follows, or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein:

     If to Company:

Intelspec International, Inc.

163 Williams Ave.

Salt Lake City, UT 84111

Attn: Thomas Morgan

Phone Number: 801 488 2006

Fax Number: 801 747 6836

Email: trmorgan@intelspec.com

     If to Power Track Projects, FZE:

No. 14

Granada 3

Airport Road, RAK, UAE

Attention: Chris Bettinson

Phone Number: 971 7 244 3152

Email: chris@ironauctions.com

EXHIBIT 10.4

     If to Marena Industries, Ltd.:

6 Arundel Road

Cheam

Surrey SM2 7AD

England

Attention: Eric Montandon, director

Phone Number: 971 4 881 6142

Email: eric@wwauctions.com

8.10.      Governing Law. This Agreement will be construed and enforced in accordance with and governed by the laws of the State of Utah, without reference to principles of conflicts of law. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the State of Utah in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of such proceeding in such jurisdictions. Each party hereby agrees that if another party to this Agreement obtains a judgment against it in such a proceeding, the party which obtained such judgment may enforce same by summary judgment in the courts of any country having jurisdiction over the party against whom such judgment was obtained, and each party hereby waives any defenses available to it under local law and agrees to the enforcement of such a judgment. Each party to this Agreement irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth herein. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

8.11.      Headings. Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement.

8.12.      Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.

8.13.      Entire Agreement. This Agreement, the Exhibits and Schedules, and any instruments and agreements to be executed pursuant to this Agreement, sets forth the entire understanding of the parties hereto with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter and may not be waived or modified, in whole or in part, except by a writing signed by each of the parties hereto. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such provision.

EXHIBIT 10.4

IN WITNESS WHEREOF each of the parties hereto has executed this Agreement as of the date first set forth above.

Intelspec International, Inc

/s/ Thomas Morgan

By: Thomas Morgan

Chief Executive Officer

Power Track Projects, FZE

/s/ Chris Bettinson

By: Chris Bettinson

Manager

Marena Industries, Ltd.

/s/ Eric Montandon

By: Eric Montandon

Director

Marena Shareholders

World Wide Auctioneers Ltd.

/s/ Eric Montandon

By: Eric Montandon

Director

Steven Rogers

/s/ Steven Rogers

Steven Rogers

Adderley Davis & Associates Ltd.

/s/ Robert Newman

By: Robert Newman
Director

Intuitive Pte Ltd.

/s/ Peter Nesveda

By: Peter Nesveda
Director